Exhibit 10.86

2929 Seventh Street, Suite 100 Berkeley, California 94710

Hand-delivered

February 4, 2014

David L. Johnson

Re:   Employment Terms

Dear Dave:

Dynavax Technologies Corporation is pleased to offer you the position of Vice President and Chief Accounting Officer on the following terms.

You will provide leadership and management oversight on a global basis for accounting, financial planning and analyses, external reporting, and information technologies, and other duties as assigned.  You will report to Michael Ostrach – Vice President, General Counsel, Chief Business and Principal Financial Officer and work at our facility located at 2929 Seventh Street, Suite 100 in Berkeley, California.  The Company may change your position, duties, and work location from time to time as it deems necessary.

Your compensation will be $22,916.66 per month, annualized to $275,000.00, less payroll deductions and all required withholdings.  You will be paid semi-monthly, and will be eligible for the following standard Company benefits:  medical insurance for yourself and your qualified dependents (there will be an employee contribution for dependent coverage), 12 holidays per year, life insurance, disability insurance, long-term care insurance, Flexible Spending Account, 401(k), and Employee Stock Purchase Plan.  The Company may modify compensation and benefits from time to time as it deems necessary.

Personal time-off (PTO) is not accrued and tracked for members of the executive team and management at the director and senior director level.  The attached Personal Time-Off Policy highlights the time you have available to use each year.  The Company may modify compensation and benefits from time to time as it deems necessary.

You are eligible to participate in the Company’s Annual Incentive Bonus program with a target incentive bonus of 40% of your annual base salary.  Payment of the Company’s annual incentive bonus is determined by achievement of your individual goals and the Company’s approved corporate goals.  To receive an annual incentive bonus payment, an eligible participant in the program must be an active employee in good standing on the date the bonus is paid. Payout of bonuses is at the discretion of the Dynavax Board of Directors.  If your start date is in the 4th quarter of the current calendar year, you are eligible effective the 1st day of the New Year.

The Company will grant you a stock option to purchase 200,000 shares of the Common Stock of the Company, with an exercise price equal to the fair market value of the Common Stock on the date of grant. This stock option is subject to all of the terms and conditions set forth in the applicable award agreement and applicable stock incentive plan.  Your stock option grant 200,000 shares of the Common Stock of the Company will vest as follows: 25% of the Shares subject to the Option shall vest twelve months after the Vesting Commencement Date, and 1/48 of the Shares subject to the Option shall vest on the last day of each month, provided that vesting shall cease upon termination of your continuous service to the Company.

As we discussed, the Company is developing a corporate continuity and severance program.  You will be eligible for benefits defined for vice presidents.

Phone: 510-848-5100    Toll-free: 877-848-5100    Fax: 510-848-1327    www.dynavax.com

2929 Seventh Street, Suite 100 Berkeley, California 94710

This offer is subject to your submission of a completed and signed I-9 form within 3 days of your employment, along with satisfactory documentation(s) verifying your identification and right to work in the United States.

Your employment is contingent upon the acceptable results of a background check, including but not limited to your Social Security number, education, employment, and criminal verification. Any falsification in your employment history, educational and criminal background will result in withdrawal of the offer and/or termination of employment, if hired.

As an employee of the Company, you will be expected to abide by Company rules and regulations, and to sign and comply with a Proprietary Information and Inventions Agreement, which prohibits unauthorized use or disclosure of the Company’s proprietary information.

Normal working hours are from 8:00 a.m. to 5:00 p.m., Monday through Friday.  As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company.  Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice.  This at-will employment relationship cannot be changed except by written agreement signed by a Company officer.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written.

Dave, your employment will be converted from consultant to regulatory full-time employee effective February 5, 2014.  We look forward to a productive and enjoyable work relationship.

Sincerely,

/s/ Cecilia Vitug
Cecilia Vitug
VP of Human Resources

Accepted:

/s/ David Johnson
David L. Johnson

February 4, 2014
Date